Exhibit 99.1

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


             READER'S DIGEST ANNOUNCES NEW GLOBAL BUSINESS STRUCTURE

      PLEASANTVILLE, NY, February 24, 2003 --- The Reader's Digest Association, Inc. (NYSE: RDA) today announced a new global organizational structure designed to integrate businesses under common leadership, leverage synergy opportunities and reduce costs. The company's businesses will be managed in four newly defined groups, each headed by a president: Thomas D. Gardner, Reader's Digest International; Eric W. Schrier, Reader's Digest North America; Robert E. Raymond, Consumer Business Services; and Gary S. Rich, QSP. The four group presidents will report to Thomas O. Ryder, Chairman and Chief Executive Officer.
     "I am pleased to announce this new organization, which will allow us to speed our progress both in cutting costs and in growing our most promising businesses," Ryder said. "Internationally, we are streamlining our administrative structure to help us move decisively in the fast-changing global markets. In North America operations, we are aligning our core direct-marketing, magazine and book businesses in one group, while we are breaking out our other consumer businesses, including Books Are Fun, Trade Publishing, Young Families, Financial Services and QSP."
     Ryder added: "Together, these changes will simplify our organization, provide for greater reporting and operating clarity, and remove executive-level costs by eliminating some duplicate structures."
     Gardner moves from President, North America Books and Home Entertainment. In previous assignments since joining the company in 1992 he had responsibility for U.S. Marketing, U.S. New Business Development and Global Marketing. Previously he worked for General Foods Corporation and McKinsey & Co. In his new capacity, Gardner will focus on improving business results in markets worldwide. The senior executives for international markets will report to him, including the managing directors in Europe who formerly reported to Reader's Digest Europe President Ian K. Marsh, who is leaving the company.

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     Schrier, who is Global Editor-in-Chief, maintains his current responsibilities for U.S. Magazines and adds Reader's Digest Canada and the Reading, Health & Home, and Entertainment divisions of U.S. Books & Home Entertainment. He will also oversee Reiman Media Group. Reiman President, Thomas Curl, is leaving the company and will be replaced by J. Russell Denson, former president and CEO of Weider Publications, who will bring his extensive publishing and financial experience to the Reiman business. Schrier will provide integrated leadership in the direct-marketing businesses, leveraging opportunities to create, produce and market products across all divisions. He joined Reader's Digest in 2000. Previously he was President and CEO of Time Inc. Health, Editor-in-Chief of Time Inc. Ventures and founder of Health magazine.
     Raymond moves from Senior Vice President, Strategic Acquisitions and Alliances. He led the company's two largest acquisitions, Books Are Fun and Reiman Publications. Raymond will retain responsibility for Books Are Fun worldwide and will add responsibility for the Trade Publishing, Young Families and Financial Services divisions of U.S. BHE. He will work to build and extend these businesses, increasing the use of new marketing channels and partnerships. He joined Reader's Digest in 1993 and served in a variety of senior capacities. Previously he worked for Procter & Gamble and McKinsey & Co.
     Rich continues his current role as President of QSP, Inc., and adds responsibility for QSP Canada. Rich joined the company in July 1998 as Senior Vice President, Human Resources, with responsibility for leading strategic human resources initiatives worldwide. He also continues in that role. Previously he worked for ACNielsen and American Express Company.
     The Reader's Digest Association, Inc. is a $2.4 billion global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Global headquarters are located at Pleasantville, New York. The company's main Web site is at www.rd.com.